Exhibit 99.1

Applied Materials Announces Executive Change

Bob Halliday Appointed Interim CFO

SANTA CLARA, Calif., Oct. 1, 2021 – Applied Materials, Inc. today announced that Dan Durn, Senior Vice President and Chief Financial Officer (CFO), is departing the company on Oct. 15 to become the CFO at Adobe Inc.

Former Applied Materials CFO Bob Halliday has been appointed interim CFO and is serving in the role until a successor is in place.

“Over the past four years, Dan has made substantial contributions to Applied as we have delivered strong, profitable growth,” said Gary Dickerson, President and CEO of Applied Materials. “We wish Dan every success for the future.”

“I’m proud of the excellent financial results and shareholder returns we’ve delivered,” said Dan Durn. “It has been an honor to lead the outstanding finance team at Applied.”

Applied’s guidance for the fourth quarter of fiscal 2021 is unchanged.

Forward-Looking Statements

This press release contains forward-looking statements, including those about our business and financial outlook for the fourth quarter of fiscal 2021. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include, without limitation: the level of demand for our products, our ability to meet customer demand, and our suppliers’ ability to meet our demand requirements; transportation interruptions and logistics constraints; global economic and industry conditions; the effects of regional or global health epidemics, including the severity and duration of the ongoing COVID-19 pandemic; global trade issues and changes in trade and export license policies; consumer demand for electronic products; the demand for semiconductors; customers’ technology and capacity requirements; changes in income tax laws; our ability to expand our current markets, increase market share and develop new markets; market acceptance of existing and newly developed products; the variability of operating expenses and results among products and segments, and our ability to accurately forecast future results, market conditions, customer requirements and business needs; and other risks and uncertainties described in our SEC filings, including our recent Forms 10-Q and 8-K. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible a better future. Learn more at www.appliedmaterials.com.

# # #

Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977